William F. Doran
Attorney at Law
1717 East Bell, Suite 1
P.O. Box 54099
Phoenix, Arizona 85078

Telephone: (602) 971-1775
Fax: (602) 867-7833

August 13, 2012

Board of Directors
SEAS Industries Inc.
1735 Berkeley Street
Suite 210
Santa Monica, CA 90404

Re: SEAS Industries Inc.
S-1 Registration Statement

Gentlemen:

I refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended("Act"), filed by SEAS Industries Inc., a Nevada corporation ("Company") with the Securities and Exchange Commission.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me and the authenticity of the originals of such documents.

Based on my examination, I am of the opinion that the securities being sold pursuant to the Registrations Statement have been validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under "Legal Matters" in the Registration Statement. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

William F. Doran